June 24, 2026	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS MAY 2026 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for May 2026, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets under administration grew to a record $1.92 trillion, increasing 21% year-over-year and 3% sequentially, driven primarily by higher equity markets and net asset inflows,” said CEO Paul Shoukry. “The pipeline for advisor recruiting continues to be robust. Clients’ domestic cash sweep and Enhanced Savings Program balances rose 3% year-over-year and increased modestly from the prior month, ending May at $42.2 billion and $13.6 billion, respectively. Bank loan balances of $55.3 billion were nearly flat to the preceding month largely driven by strong growth of securities-based loans and residential mortgages offset by lower corporate loans. Investment banking pipelines and client activity levels remain strong, but the timing of closings continues to be uncertain.”

Operating Data

	As of			% change from
$ in billions	May 31, 2026	May 31, 2025	April 30, 2026	May 31, 2025	April 30, 2026
Client assets under administration	$1,921.3	$1,583.0	$1,869.9	21%	3%
Private Client Group assets under administration	$1,851.0	$1,520.8	$1,798.6	22%	3%
Private Client Group assets in fee-based accounts	$1,157.3	$909.1	$1,121.4	27%	3%
Financial assets under management (1)	$342.7	$254.2	$298.6	35%	15%

Bank loans, net	$55.3	$49.1	$55.4	13%	—%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$55.8	$54.2	$55.6	3%	—%

(1) As of May 31, 2026, financial assets under management included $37 billion of assets under management for Clark Capital Management Group, Inc. (“Clark Capital”), which was acquired on April 30, 2026. Total client assets for Clark Capital, including non-discretionary assets of approximately $12 billion, were $49 billion.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.92 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.